EXHIBIT (a)(1)

                 MID-WISCONSIN FINANCIAL SERVICES, INC.

                          OFFER TO PURCHASE

                            93,045 SHARES
             OF ITS COMMON STOCK, PAR VALUE $.10 PER SHARE,

                           $27.50 PER SHARE

                          DECEMBER 14, 1998


   THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS EXPIRE AT
  5:00 P.M., CENTRAL STANDARD TIME, ON FRIDAY, JANUARY 15, 1999,
                   UNLESS THE OFFER IS EXTENDED.
                         _________________

     Mid-Wisconsin Financial Services, Inc. hereby invites its shareholders to tender up to 93,045 shares of its common stock to the Company at a price of $27.50 per Share. Shareholders may accept the Company's offer and tender all or part of their stock by following the instructions in this Offer to Purchase and the enclosed Transmittal Form. This Offer is subject to the terms and conditions described in this document and related Transmittal Form.

     The common stock is quoted on the OTC Electronic Bulletin Board service under the symbol "MWFS." On December 3, 1998, the high and low bid quotations were each $25.00 per Share. There is no active trading market for the Company's common stock and such prices may not reflect actual trades. See section 7.

                        __________________

 THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE
 OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.   SEE
 SECTION 10.

                        __________________

              Mid-Wisconsin Financial Services, Inc.
                       132 West State Street
                         Medford, WI 54551

                               TABLE OF CONTENTS

 SUMMARY .......................................................3

 INTRODUCTION ..................................................5

 THE OFFER .....................................................5
     1.   Number of Shares; Proration ..........................5
     2.   Purpose of the Offer; Certain Effects of the Offer ...7
     3.   Procedures for Tendering Shares ......................9
     4.   Withdrawal Rights ...................................11
     5.   Purchase of Shares and Payment of Purchase Price ....12
     6.   Certain Conditions of the Offer .....................13
     7.   Price Range of Shares; Dividends ....................14
     8.   Source and Amount of Funds ..........................14
     9.   Certain Financial and Other Information Concerning
          the Company .........................................14
     10.  Interests of Directors and Officers; Transactions
          and Arrangements Concerning Shares...................17
     11.  Effects of the Offer on the Market for Shares;
          Registration under the Exchange Act..................18
     12.  Certain Legal Matters; Regulatory Approvals .........18
     13.  Certain Federal Income Tax Consequences .............18
     14.  Extension of Offer; Termination; Amendment ..........20
     15.  Fees and Expenses ...................................21
     16.  Miscellaneous .......................................21




                         ADDITIONAL COPIES

     Additional copies of this Offer to Purchase, the Transmittal Form and other tender offer materials may be obtained from the Company and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Company at (800) 643-9472 or (715) 748-8300.

     Shareholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                              SUMMARY

     THIS GENERAL SUMMARY IS SOLELY FOR THE CONVENIENCE OF THE COMPANY'S SHAREHOLDERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT AND MORE SPECIFIC DETAILS IN THIS OFFER TO PURCHASE AND THE RELATED TRANSMITTAL FORM.

 THE COMPANY             Mid-Wisconsin Financial Services, Inc., referred
                         to in this Offer to Purchase and the Transmittal
                         Form as the "Company." Unless otherwise specified, "Company" also includes all subsidiaries of Mid-Wisconsin Financial Services,
                         Inc.

 THE SHARES              Common stock of the Company, par value $.10 per
                         share. The common stock is referred to in this Offer to Purchase and the Transmittal Form as the "Shares."

 THE OFFER               The Company's offer to purchase Shares is
                         described in this Offer to Purchase and the Transmittal Form and is referred to as the "Offer."

 NUMBER OF SHARES TO BE  93,045 Shares (or such lesser number of Shares as
 PURCHASED               are validly tendered pursuant to the Offer and
                         not withdrawn).

 PURCHASE PRICE          $27.50 per share.

 HOW TO TENDER SHARES    Any shareholder wishing to tender all or any part
                         of  his or her Shares should EITHER

                         <bullet> complete and sign a Transmittal Form (or
                                  a copy thereof) and either mail or
                                  deliver to the Company

                         <bullet> the Transmittal Form with any required
                                  signature guarantee and any other
                                  required documents, AND

                         <bullet> the stock certificates for such
                                  tendered Shares

                                               - OR -

                         <bullet> request a broker, dealer, commercial
                                  bank, trust company or other nominee to
                                  complete the transaction for such
                                  shareholder.

                                  Shareholders having Shares registered
                                  in the name of a broker, dealer,
                                  commercial bank, trust company
                                  or other nominee must contact that
                                  broker, dealer, commercial bank, trust
                                  company or other nominee if they desire
                                  to tender their Shares.

                                  See Section 3.  Call the Company or
                                  consult your broker for assistance.

 EXPIRATION AND PRORATION DATES   Friday, January 15, 1999, at 5:00 p.m.,
                                  Central Standard Time, unless the Offer
                                  is extended by the Company.

 ODD LOTS There will be no proration of Shares tendered by Odd Lot Holders. An "Odd

                                  Lot Holder" is any shareholder owning
                                  beneficially fewer than 100 Shares in
                                  the aggregate as of the close of
                                  business on December 14, 1998, and as
                                  of the Expiration Date, who tenders all
                                  such Shares and who checks the "Odd
                                  Lots" box on the Transmittal Form.  See
                                  section 1.

 PRORATION                        If more than 93,045 Shares are tendered
                                  for all shareholders other than Odd Lot
                                  Holders, the number of shares to be
                                  purchased from each shareholder who
                                  accepts the Offer shall be based on the
                                  ratio of the number of Shares tendered
                                  by the shareholder to the total number
                                  of Shares tendered by all shareholders
                                  (and not withdrawn prior to the
                                  Expiration Date).

 PAYMENT DATE                     As soon as practicable after the
                                  expiration of the Offer.

 POSITION OF THE COMPANY AND      Neither the Company nor its Board of
 ITS DIRECTORS                    Directors makes any recommendation to
                                  any shareholder as to whether to tender
                                  or refrain from tendering Shares.
                                  The Company has been advised that none
                                  of its directors or executive officers
                                  intends to tender any Shares pursuant
                                  to the Offer.

 WITHDRAWAL RIGHTS                Tendered Shares may be withdrawn at any
                                  time prior to the Expiration Date of
                                  the Offer (5:00 p.m., Central Standard
                                  Time, on Friday, January 15,

                                  1999, or such later date to which the
                                  Offer is extended by the Company) and,
                                  unless previously purchased, may also
                                  be withdrawn at any time after 5:00
                                  p.m., Central Standard Time, on Tuesday,
                                  February 9, 1999.  See section 4.

 CONDITIONS TO THE OFFER          The Offer is subject to certain
                                  conditions.  See section 6.

 BROKERAGE COMMISSIONS            None.

 STOCK TRANSFER TAX               None, if payment is made to the
                                  registered holder.

 THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT

 AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY
 REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR
 REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE
 COMPANY.

                           INTRODUCTION

     The Company hereby invites its shareholders to tender up to 93,045 Shares to the Company at a price of $27.50 upon the terms and subject to the conditions set forth herein and in the related Transmittal Form (which together constitute the "Offer").

     The Company's Board of Directors believes that the Offer is in the best interests of the Company. See section 2. The Offer affords to those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. Shareholders who do not accept the Offer will increase their proportionate interest in the Company's equity, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

                             THE OFFER

 1.  NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase 93,045 Shares or such lesser number of Shares as are validly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at a price of $ 27.50
 per Share.   The term "Expiration Date" means 5:00 p.m., Central
 Standard Time, on Friday,

 January 15, 1999, or such later date as the Company, in its sole discretion, determines as the period of time during which the Offer will remain open. If extended by the Company, the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 for a description of the Company's right to extend, delay, terminate or amend the Offer.

     The Company reserves the right, in its sole discretion, to purchase more than 93,045 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See section 14.

     Certificates for all Shares tendered and not purchased pursuant to the Offer because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

 PRIORITY OF PURCHASES

     If more than 93,045 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) have been validly tendered and not withdrawn, the Company will purchase validly tendered and not withdrawn Shares on the basis set forth below:

     <bullet> FIRST, all Shares tendered and not withdrawn prior to the
              Expiration Date by any Odd Lot Holder (as defined below) who tenders all Shares beneficially owned by such Odd Lot Holder; and

     <bullet> SECOND, after purchase of all Odd Lot Shares, all other
              Shares tendered and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below.

 ODD LOTS

     For purposes of the Offer, the term "Odd Lot Shares" shall mean all Shares validly tendered prior to the Expiration Date and not withdrawn by an Odd Lot Holder. An "Odd Lot Holder" is any person who:

     <bullet> beneficially owned an aggregate of fewer than 100 Shares as of the close of business on December 14, 1998, and continued to beneficially own fewer than 100 Shares as of the Expiration Date, and

     <bullet> checks the appropriate box on the Transmittal Form.

 This preference is not available to partial tenders by Odd Lot Holders or to beneficial holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of such holder's Shares.

 PRORATION

     In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the number of Shares tendered by such shareholder and not withdrawn to the total number of Shares tendered by all shareholders, other than Odd Lot Holders, and not withdrawn. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn, and because of the Odd Lot procedure, the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately three business days after the Expiration Date.

     As described in section 13, the number of Shares that the Company will purchase from a shareholder may affect the federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender Shares. The Transmittal Form affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

 2.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

 THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THE MATTERS DISCUSSED BELOW AS WELL AS IN PART I OF THE COMPANY'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, UNDER THE CAPTION "CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION" AND THE FACTORS DESCRIBED IN THE COMPANY'S OTHER FILINGS WITH THE COMMISSION.

     The Shares are not listed on a national exchange or traded in an active public market. Although the Shares are quoted on the OTC Bulletin Board, quotations may not reflect actual trades as transactions are sporadic and do not reflect an active trading market for the Shares. Shareholders cannot always find a ready buyer for their Shares on the public market if they desire to sell or reduce their holdings in the Shares. The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity to liquidate all or a portion of their holdings at a price which management believes reflects the current fair market value for such Shares. The Offer also provides an opportunity for shareholders to sell Shares for cash without the usual transaction costs associated with market sales. In addition, Odd Lot Holders (shareholders owning fewer than 100 Shares) whose Shares are purchased pursuant to the Offer will avoid the payment of brokerage commissions and any applicable odd lot discounts payable on a sale of their Shares. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company.

                                  -7

     The Company believes that the Offer will be accretive to earnings per share (on both a basic and a diluted basis) in the fiscal year ending December 31, 1999, but there can be no assurance to that effect.

     As a registered bank holding company under the Bank Holding Company Act of 1956, as amended, the Company must maintain certain risk-based capital to asset ratios prescribed by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). In addition the Federal Deposit Insurance Corporation ("FDIC") has issued substantially similar risk-based capital guidelines applicable to the Company's banking subsidiary. The Federal Reserve Board risk-based guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of subordinated and other qualifying debt, and the allowance for credit losses up to 1.25% of risk-weighted assets. The sum of Tier 1 and Tier 2 capital, less investments in unconsolidated subsidiaries, represents qualifying total capital, at least 50% which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. The Company's Tier 1 and total risk-based capital ratios under these guidelines at September 30, 1998 were 13.92% and 15.05%, respectively.

     The leverage ratio is determined by dividing Tier 1 capital by adjusted average total assets. Under recently adopted Federal Reserve Board regulations, the minimum leverage for the most highly rated bank holding companies and for bank holding companies which have implemented the Federal Reserve Board's risk-based capital measure for market risk is 3%. For all other bank holding companies, the leverage rate is 4%. The Company's leverage ratio at September 30, 1998 was 9.72%.

     The Federal Deposit Insurance Corporation Improvement Act of 1991, among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized). Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10%, a leverage ratio of at least 5%, and not be subject to a capital directive order. Under these guidelines, the Company's banking subsidiary is well capitalized.

     Based on the capital ratios described above, management believes that the Company has adequate capital to maintain satisfactory ratios for the foreseeable future. The Board of Directors believes that the Shares have recently been undervalued in the limited trading market which exists and, given the level of capital currently maintained by the Company and its subsidiary bank (described above), that the purchase of Shares is an attractive use of the Company's financial resources and in the best interest of its shareholders.

     Shareholders who do not accept the Offer will increase their proportionate interest in the Company's equity, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

 TREASURY STOCK AND POSSIBLE REISSUANCE

     Shares the Company acquires pursuant to the Offer will be retained as treasury stock by the Company (unless and until the Company determines to retire such Shares) and will be available for the Company to issue without further shareholder action (except as required by applicable law or, if retired, the rules of any securities exchange or over-the-counter market on which Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future stock option and employee benefit plans. The Company has no current plans for issuance of the Shares repurchased pursuant to the Offer.

 OTHER TENDERS OR PURCHASES

     The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), generally prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by the Company will depend on several factors including, without limitation, the market price of the Shares, the results of the Offer, the Company's business and financial position, and general economic and market conditions.

 3.  PROCEDURES FOR TENDERING SHARES.

 PROPER TENDER OF SHARES

     For Shares to be validly tendered pursuant to the Offer, shareholders must comply with the instructions set forth in the Transmittal Form and deliver the properly completed Transmittal Form, the certificates for such Shares, and any other documents required by the Transmittal Form to the Company prior to the Expiration Date.

 THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE TRANSMITTAL FORM AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

 SIGNATURE GUARANTEES

     No signature guarantee is required (a) if the Transmittal Form is signed by the registered holder(s) of the Shares tendered therewith or
 (b) unless the registered holder has completed the "Special Delivery Instructions" or the "Special Payment Instructions" in Part V of the Transmittal Form, or (c) if Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company (not a savings bank or a savings and loan association) having an office, branch or agency in the United States (each such entity being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on the Transmittal Form must be guaranteed by an Eligible Institution. See Instruction 6 of the Transmittal Form. For example, if a certificate for Shares is registered in the name of a person other than the person executing a Transmittal Form, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate or stock power guaranteed by an Eligible Institution.

 FEDERAL INCOME TAX BACKUP WITHHOLDING

     Under the federal income tax backup withholding rules, unless an exemption applies under applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld by the Company and remitted to the Internal Revenue Service unless the shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Company and certifies that such number is correct. Therefore, each tendering shareholder must complete and sign the Substitute Form W-9 included as part of the Transmittal Form so as to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the Company that it is not subject to backup withholding. Certain shareholders (including, among others, all corporations and certain foreign shareholders) are not subject to these backup withholding requirements. See Instruction 10 of the Transmittal Form. Shareholders are urged to consult their own tax advisors regarding the application of federal income tax withholding requirements.

     For a discussion of certain federal income tax consequences to tendering shareholders, see section 13.

 DETERMINATION OF VALID TENDER

     All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares (including proper completion of the Transmittal
 Form) will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payments for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. The Company shall not be obligated to give notice of any defects or irregularities in tenders nor shall it or any of its directors or officers incur any liability for failure to give any such notice.

 TENDERING SHAREHOLDER'S REPRESENTATION AND WARRANTY; COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT

     A tender of Shares (and the execution of the Transmittal Form) pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Exchange Act Rule 14e-4 and
 (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender

 Shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (a) has a net long position equal to or greater than the amount of the Shares tendered and (b) will deliver or cause to be delivered such Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the Offer.

     By executing the Transmittal Form, the tendering shareholder also warrants and represents to the Company that the shareholder has full power and authority to execute the Transmittal Form and tender the Shares, the Company will acquire good and marketable title free and clear of all liens, security interests, charges, encumbrances or other obligations, and that the Shares are not subject to any adverse claims.

 4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 5:00 p.m. Central Standard Time, on Tuesday, February 9, 1999.

     For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Company at its address set forth on the first page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder (if different from that of the person who tendered such Shares), the number of Shares tendered, and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Company, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company shall not be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall the Company or any of its directors or officers incur liability for failure to give any such notice.

     Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not tendered for purposes of the Offer unless such withdrawn Shares are validly retendered prior to the Expiration Date by again following one of the procedures described in section 3.

     If the Company extends the Offer, is delayed in its purchase of Shares, or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Company may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this section 4.

 5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     As promptly as practicable following the Expiration Date, the Company will accept for payment and pay for (and thereby purchase) Shares validly tendered and not withdrawn prior to the Expiration Date. In accordance with applicable regulations of the Commission, the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (a) the Company increases or decreases the price to be paid for the Shares (and, if an increase, the number of Shares being sought in the Offer is more than 2% of the outstanding Shares), and (b) the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in section 14, the Offer will be extended until the expiration of such period of ten business days.

     The Company will purchase and pay the Purchase Price for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration), but only after timely receipt by the Company of certificates for Shares and all properly completed documents required by this Offer.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. The Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately three business days after the Expiration Date. Certificates for all Shares tendered and not purchased due to proration or because the Transmittal Form was not properly completed will be returned to the tendering shareholder as promptly as practicable after the Expiration Date without expense to the tendering shareholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See section 6.

     The Company will pay or cause to be paid all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder(s), or if tendered certificates are registered in the name of any person other than the person(s) signing the Transmittal Form, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s) or such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

 6.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment or the purchase of, and the payment for, Shares tendered, subject to Exchange Act Rule 13e-4(f), if at any time on or after December 14, 1998, and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer), any event shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment (regardless of the circumstances giving rise thereto, including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment. Such events (including, for this purpose, the threat or institution of any action by any governmental or regulatory agency or private party in any administrative, judicial, or other proceeding) include, but are not limited to the occurrence of any event or action which (a) challenges the Offer or any matter connected with the Offer and which renders the consummation of the Offer illegal or would, in the Company's sole judgment, materially impair the contemplated benefits of the Offer to the Company, (b) could or does materially and adversely affect the business, condition (financial or other), income, operations, or prospects of the Company, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company, (c) would result in the termination of the Company's reporting obligations under the Exchange Act, (d) could or does materially and adversely affect the United States securities markets (including, but not limited to a significant decrease in the market prices of the Shares or in equity securities generally), its banking industry or markets, or its general economy and economic conditions, (e) involves the proposal, publication, or commencement of a tender or exchange offer with respect to some or all of the Shares (other than the Offer), a merger or acquisition proposal for the Company, or the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares, or (f) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

 7.  PRICE RANGE OF SHARES; DIVIDENDS.

     Prices for the Shares are quoted on NASD OTC Electronic Bulletin Board. Prices are also published periodically in THE MILWAUKEE JOURNAL SENTINEL. The following table sets forth, for the periods indicated, the high and low bid quotations on the OTC Bulletin Board and the dividends per Share for the periods indicated. The quotations reflect bid prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions. There is no active established trading market.

          1998                            1997                       1996

        QUOTATIONS                     QUOTATIONS                  QUOTATIONS
                     DIVI-                         DIVI-                          DIVI-
 QUARTER HIGH   LOW  DENDS(1) QUARTER HIGH   LOW   DENDS(2) QUARTER  HIGH   LOW   DENDS(3)
 1st    $27.50 $27.25  $.15   1st    $25.50 $24.00  $.15     1st    $21.50  $21.00  $.13
 2nd     28.00  27.50   .15   2nd     25.50  25.00   .15     2nd     22.63   21.50   .13
 3rd     30.00  27.50   .17   3rd     27.00  25.50   .15     3rd     23.00   22.63   .13
 4th*    27.50* 23.00*  .34   4th     27.25  27.00   .30     4th     24.00   23.00   .28

 *  Through December 3, 1998.

       (1) The $.34 per share dividend declared in the fourth quarter of 1998 includes a special dividend of $.17 per share.
       (2) The $.30 per share dividend declared in the fourth quarter of 1997 includes a special dividend of $.15 per share.
       (3) The $.28 per share dividend declared in the fourth quarter of 1996 includes a special dividend of $.15 per share.

 8.  SOURCE AND AMOUNT OF FUNDS.

     Assuming that the Company purchases 93,045 Shares pursuant to the Offer at a purchase price of $27.50 per Share, the Company expects the maximum amount required to purchase shares pursuant to the Offer and to pay related taxes, fees, and expenses will be approximately $2,580,000, which the Company expects to obtain from its general corporate funds.

 9.  CERTAIN FINANCIAL AND OTHER INFORMATION CONCERNING THE COMPANY.

 GENERAL

     The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. The Company has one principal
 subsidiary, Mid-Wisconsin Bank, with 12 banking offices.   The Company's
 executive offices are located at 132 West State Street, Medford, Wisconsin 54451 and its telephone number is (715) 748-8300. Additional information about the Company is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and in its other filings made with the Commission under the Exchange Act.

 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     Set forth below is certain summary historical consolidated financial information of the Company. The historical financial information has been derived from the consolidated financial statements included in the Company's Annual Report on Form 10-K for the years ended December 31, 1997 and 1996 and from the unaudited consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the periods ended September 30, 1998 and September 30, 1997, respectively, which have been prepared on a basis substantially consistent with the audited financial statements, and reflect, in the opinion of management, all adjustments necessary to a fair presentation of the financial position and results of operations for such periods. The results for the nine months ended September 30, 1998 are not necessarily indicative of the results for the full year. The information presented below should be read in conjunction with the Company's consolidated financial statements and notes thereto incorporated herein by reference.

 More comprehensive financial information is included in such financial statements, and the financial information which follows is qualified in its entirety by reference to such financial statements, related notes and the audit report contained therein, copies of which may be obtained as set forth below under the subcaption "Additional Information."

       SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
               (IN THOUSANDS EXCEPT PER SHARE DATA)

                               Nine Months Ended                 Fiscal Year Ended
                        SEPT. 30, 1998   SEPT. 30, 1997     DEC. 31, 1997   DEC. 31, 1996

 INCOME STATEMENT
 Income before
 extraordinary items     $2,361,485       $2,688,423         $3,507,454       $3,276,441
 Net Income               2,361,485        2,688,423          3,507,454        3,276,441

 BALANCE SHEET

 Total assets            $272,786,000     $259,223,870       $263,675,561     $251,501,284
 Total indebtedness
 (borrowings)              28,992,687       24,329,355         21,478,523       20,071,264
 Stockholders' equity      29,334,761       27,508,124         27,867,157       25,724,631

 PER SHARE

 Basic and diluted
 earnings per share      $1.27            $1.44              $1.88            $1.76
 Ratio of earnings
 to fixed charges         1.46             1.57               1.55             1.55
 Book value per share    $15.79           $14.79             $14.95           $13.79

 SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

      The following summary unaudited consolidated pro forma financial information gives effect to the purchase of Shares pursuant to the Offer and the payment of related taxes, fees and expenses based on the assumptions described in the Notes to Summary Unaudited Consolidated Pro Forma Financial Information below, as if such transactions had occurred on the first day of each of the periods presented, with respect to operating statement data, and on September 30, 1998 and December 31, 1997, with respect to balance sheet data. The summary of unaudited consolidated pro forma financial information should be read in conjunction with the summary of historical consolidated financial information incorporated herein by reference and does not purport to be indicative of the results that would actually have been obtained, or results that may be obtained in the future, or the financial condition that would have resulted, if the purchase of the Shares pursuant to the Offer, and the payment of related taxes, fees and expenses, had been completed at the dates indicated.

  SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           Pro Forma                Pro Forma
                                       SEPTEMBER 30, 1998        DECEMBER 31, 1997

 INCOME STATEMENT
 Income before extraordinary items         $2,361,485              $3,507,454
 Net Income                                 2,361,485               3,507,454

 BALANCE SHEET

 Total assets                              $270,270,994            $261,116,824
 Total indebtedness (borrowings)             28,992,687              21,478,523
 Stockholders' equity                        26,819,755              25,308,420

 PER SHARE

 Basic and diluted earnings per share      $1.33                   $1.88
 Ratio of earnings to fixed charges        $1.46                   $1.55
 Book value per share                     $15.19                  $14.29

 Notes to Summary Unaudited Consolidated Pro Forma Financial Information

 (1) The pro forma information assumes a repurchase of 93,045 shares at $27.50 per share at December 31, 1997.
 (2)  Treasury stock is accounted for under the cost method.
 (3)  Dividends paid in 1998 were adjusted for treasury stock.

                                  -16-

  ADDITIONAL INFORMATION

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

 10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of December 14, 1998, the Company had issued and outstanding 1,860,893 Shares. No Shares are issuable on the exercise of stock options exercisable within 60 days. The 93,045 Shares that the Company is offering to purchase represent 5.0% of the Shares then outstanding.
 As of December 14, 1998, the Company's directors and executive officers as a group (13 persons) beneficially owned an aggregate of 179,019 Shares representing approximately 9.62% of the outstanding Shares.

      The Company has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer. If the Company purchases 93,045 Shares pursuant to the Offer, the Company's executive officers and directors as a group would own beneficially approximately 10.13% of the outstanding Shares immediately after the Offer.

     Except as described herein, neither the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions in the Shares during the 40 business days prior to the date hereof. James Melvin, a director, purchased 750 Shares at a price of $26.50 per Share on October 15, 1998, and Fred J. Schroeder, a director, purchased 300 Shares at a price of $24.50 per Share on October 26, 1998. On November 24, 1998, options granted in 1994 pursuant to the Company's 1991 Employee Stock Option Plan were executed with respect to an aggregate of 1,443 Shares at the exercise price of $14.00 per Share by the following persons: Gene C. Knoll, 604 Shares; William Weiland, 457 Shares; Lucille Brandner, 382 Shares.

     Except for outstanding options to purchase Shares granted from time to time to certain employees (including executive officers) of the Company on certain fixed dates pursuant to the Company's stock option plan and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

 11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

     The Shares are not currently "margin securities" under the rules of the Federal Reserve Board.

 12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is required to provide prior notice to the Federal Reserve Board if the gross consideration to be paid for its stock, when added to the amount paid for other purchases of Shares, during the preceding twelve-month period is equal to 10% or more of the Company's consolidated net worth. The Company does not believe that such prior notice requirement is applicable and no other regulatory approval is required to purchase the Shares pursuant to the Offer.

 13.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following summary describes certain federal income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

     The summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Code. The summary does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances. The summary may not be applicable to certain types of shareholders. In particular, the summary applies only to shareholders who are citizens or residents of the United States, and certain (but not all) trusts, estates, and partnerships (for purposes of the summary, "Covered Shareholders"). The summary is not definitive and does not apply with respect to participation in the Offer by other types of shareholders including certain trusts, estates, corporations and other entities, and foreign shareholders, and may not be applicable to particular shareholders. The summary also does not address the state, local or foreign tax consequences of participating in the Offer.

 SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES TO THEM OF PARTICIPATION IN THE OFFER, ESPECIALLY IF THE SUMMARY DOES NOT APPLY TO THEM, OR IF THEY ARE NOT CERTAIN WHETHER THE SUMMARY APPLIES TO THEM.

 CONSEQUENCES TO TENDERING COVERED SHAREHOLDERS OF EXCHANGE OF SHARES FOR CASH PURSUANT TO THE OFFER

     An exchange of Shares for cash pursuant to the Offer by a Covered Shareholder will be a taxable transaction for federal income tax purposes. The IRS has indicated in published rulings that any reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs will constitute a "meaningful reduction" in the shareholder's proportionate interest in the Company, such that the shareholder will be treated as recognizing gain or loss from the disposition of the Shares. Covered Shareholders who own (directly or indirectly by reason of the attribution rules under Section 318 of the
 Code) an interest of 1% or greater or who exercise control over the Company should consult their tax advisors as to the particular consequences to them of participation in the Offer, as the general rule stated earlier may not apply.

     If a Covered Shareholder is treated as recognizing gain or loss from the disposition of Shares for cash pursuant to the Offer, such gain or loss will be equal to the difference between the amount of cash received and such Covered Shareholder's tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Any long-term capital gain recognized by Covered Shareholders that are individuals, estates or trusts will be taxable at a maximum rate of 20% if the holding period of the Shares exceeds 12 months. However, any short-term capital gain recognized by Covered Shareholders that are individuals, estates or trusts and any long-term or short-term capital gain recognized by Covered Shareholders that are corporations will be taxable at regular income tax rates.

 CONSEQUENCES TO SHAREHOLDERS WHO DO NOT TENDER PURSUANT TO THE OFFER

     Shareholders who do not accept the Company's Offer to tender their Shares will not incur any tax liability as a result of the consummation of the Offer.

 THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER,
 INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX
 LAWS.

 14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Company and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in section 6 hereof by giving oral or written notice of such termination or postponement to the Company and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Exchange Act 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer).
 Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Central Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(2). These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (a) the Company increases or decreases the price to be paid for Shares or the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and (b) the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, the Offer will then be extended until the expiration of such ten business days.

15.  FEES AND EXPENSES.

     The Company will not pay fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company for purposes of the Offer.

     The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares unless payment of the Purchase Price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder; or if tendered Shares are registered in the name of any person other than the person who executes the Transmittal Form.

 16.  MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers license under the laws of such jurisdiction.

     Pursuant to Exchange Act Rule 13e-4, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.



 MID-WISCONSIN FINANCIAL SERVICES, INC.

 December 14, 1998



     Facsimile copies of the Transmittal Form will be accepted from Eligible Institutions. The Transmittal Form and certificates for Shares and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Company.